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                                                                    EXHIBIT 99.1

                    THE PMI GROUP, INC. TO SELL $100 MILLION
                             OF CAPITAL SECURITIES



     SAN FRANCISCO, JANUARY 31, 1997 -- The PMI Group, Inc. (NYSE: PMA), the "Company," announced today that it had entered into an agreement to sell $100 million 8.309 percent Capital Securities, Series A, the "Capital Securities," representing beneficial interest in PMI Capital I, a trust created under the laws of the State of Delaware, the "Issuer Trust." The sole assets of the Issuer Trust will consist of $103,093,000 8.309 percent Junior Subordinated Debentures due February 1, 2027, issued by the Company. The Company owns all of the Common Securities of the Issuer Trust. The sale of the Capital Securities is expected to close on February 4, 1997.

     All of the proceeds from the sale of the Capital Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The net proceeds for the sale of the Junior Subordinated Debentures will be used by the Company for general corporate purposes, which may include, without limitation, repurchasing the Company's common stock, financing possible future acquisitions, and funding investments in or extension of credit to the Company's subsidiaries. Pending such use, the Company may temporarily invest the net proceeds in investment grade marketable securities.

     The Capital Securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                   - more -
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     The PMI Group, Inc. is headquartered in San Francisco and through its subsidiary, PMI, is the third largest private mortgage insurer in the United States based on 1995 year-end insurance in force of $71.4 billion. In addition to private mortgage insurance, The PMI Group, Inc., through its subsidiaries, is a leader in risk management technology, providing various products and services for the home mortgage finance industry, as well as title insurance. This release can be accessed through the World Wide Web at http://www.pmigroup.com or, a fax copy of this release can be obtained by dialing 800-758-5804, entering The PMI Group, Inc. company code no. 706963 when prompted, and following the automated prompts.

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